UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

DIGITILITI, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	000-53235	26-1408538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

266 EAST 7TH STREET, 4TH FLOOR SAINT PAUL, MINNESOTA	55101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 925-3200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2010, Digitiliti, Inc. (the “Company”) completed the initial closing of a private placement for 18,407,233 shares of common stock of the Company (“Shares”) (2,504,500 of which are restricted) and 723,895 shares of Series A Convertible Preferred Stock. The offering was conducted in order to implement a previously approved proposed restructuring. The restructuring included a note conversion and warrant exercise program whereby the exercise price of outstanding warrants was reduced for a limited period of time to $0.20/share and the conversion price on outstanding secured and unsecured convertible loans was reduced for a limited period of time to $0.20/share (collectively, the note conversions and warrant exercises, the “Transaction”).

As a result of the initial closing for the Transaction, $2,472,300 principal amount of unsecured loans plus $708,246.67 in accrued interest was converted into common stock of the Company, $650,000 principal amount of secured loans plus $73,895 in accrued interest was converted into 723,895 shares of Series A Convertible Preferred Stock and warrants were exercised to purchase 2,504,500 shares of Company common stock, raising gross proceeds of $500,900.

All of the securities in the Transaction were issued to persons who were “accredited investors” as those terms are defined in Rule 501 of Regulation D of the Securities and Exchange Commission; and each such person had prior access to all material information about the Company. We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to, among other reasons, Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the Securities and Exchange Commission. Registration of sales to “accredited investors” are preempted from state regulation, though states may require the filing of notices, a fee and other administrative documentation like consents to service of process and the like.

In connection with the Transaction, on June 30, 2010, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware setting forth, among other things, the designation, preferences, dividends, voting rights and other special rights of the Company’s Series A Convertible Preferred Stock. A copy of the Certificate of Designation is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. In brief, the terms of the Series A Convertible Preferred Stock are as follows: voting rights – same as common stock, one vote per share of common stock the Series A Convertible Preferred Stock is then convertible into; dividends – annual cumulative dividend of 6% of Issue Price per share; liquidation – preference given to holder of the Series A Convertible Preferred Stock over the holders of Shares, as more fully described in Exhibit 4.1; optional conversion – 5 to 1 conversion ratio into shares of common stock; mandatory conversion – on the occurrence of certain events, as more fully described in Exhibit 4.1; and redemption by the Company – optional redemption at any time.

You are encouraged to read the Certificate of Designation for a more complete understanding of the terms and conditions of the Series A Convertible Preferred Stock. The foregoing description of the Certificate of Designation is qualified in its entirety by reference to the full text of the Certificate of Designation.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Transaction, the Company approved an extension of the maturity date of a $250,000 convertible note the Company had previously issued to a stockholder. The note, which had an original issue date of October 16, 2008, was set to mature on April 16, 2009 but was extended to mature on October 16, 2009. Subsequent to October 16, 2009, the note was classified as past due in all public filings. In connection with the Transaction, the maturity date of the note was extended to December 31, 2011. The terms of the note reflect a 12% interest rate and a $.20 per share conversion rate into shares of the Company’s common stock.

Also in connection with the Transaction, the Company approved an extension of the maturity date of a $250,000 secured convertible note the Company had previously issued to a stockholder. The note, which had an original issue date of November 20, 2008 matured on May 20, 2009. In connection with the Transaction, the stockholder has agreed to extend the maturity date of this note to August 31, 2010. The terms of the note reflect a 12% interest rate and a $.20 per share conversion rate into shares of the Company’s common stock.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the terms of the Transaction, and the Company’s issuance of 18,407,233 Shares and 723,845 shares of Series A Convertible Preferred Stock, which information is incorporated in this Item 3.02 by reference. Such sale of Shares and Series A Convertible Preferred Stock was exempt from registration under the Securities Act pursuant to, among other reasons, Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the Securities and Exchange Commission.

Item 3.03 Material Modification to Rights of Security Holders.

See Items 1.01 and 5.03 of this Current Report on Form 8-K. The information in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated in this Item 3.03 by reference.

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2010, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware setting forth, among other things, the designation, preferences, dividends, voting rights and other special rights of the Company’s Series A Convertible Preferred Stock. See also Item 1.01 of this Current Report on Form 8-K. The information in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
4.1	Certificate of Designation for Series A Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITILITI, INC.
Date: July 7, 2010
By: /s/ Roy A. Bauer
Name: Roy A. Bauer
Title: Chief Executive Officer and President